Filed Pursuant to Rule 433

Registration Statement No. 333-283760

Pricing Term Sheet

October 29, 2026

MICROSOFT CORPORATION

Floating Rate Notes due 2028

4.850% Notes due 2028

Floating Rate Notes due 2029

5.000% Notes due 2029

5.200% Notes due 2031

5.350% Notes due 2033

5.550% Notes due 2036

6.150% Notes due 2046

6.250% Notes due 2056

6.350% Notes due 2066

Issuer:	Microsoft Corporation

Title of Securities:	Floating Rate Notes due 2028 (the “2028 Floating Rate Notes”)
4.850% Notes due 2028 (the “2028 Notes”)

Floating Rate Notes due 2029 (the “2029 Floating Rate Notes” and together with the 2028 Floating Rate Notes, the “Floating Rate Notes”)

5.000% Notes due 2029 (the “2029 Notes”)

5.200% Notes due 2031 (the “2031 Notes”)

5.350% Notes due 2033 (the “2033 Notes”)

5.550% Notes due 2036 (the “2036 Notes”)

6.150% Notes due 2046 (the “2046 Notes”)

6.250% Notes due 2056 (the “2056 Notes”)

6.350% Notes due 2066 (the “2066 Notes” and, collectively with the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2046 Notes and the 2056 Notes, the “Fixed Rate Notes” and the Fixed Rate Notes, together with the Floating Rate Notes, the “Notes”)

Trade Date:	October 29, 2026

Settlement Date (T+4):	November 4, 2026

Long-Term Debt Ratings*:	Moody’s: Aaa (stable outlook); S&P: AAA (stable outlook)

Joint Book-Running Managers:	J.P. Morgan Securities LLC UBS Securities LLC
Wells Fargo Securities, LLC Barclays Capital Inc.
BNP Paribas Securities Corp. BofA Securities, Inc.
Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Co-Managers:

Academy Securities, Inc.

Blaylock Van, LLC

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

CAVU Securities LLC

C.L. King & Associates, Inc.

MFR Securities, Inc.

Mischler Financial Group, Inc.

Type of Offering:	SEC registered (No. 333-283760)

Listing:	None

Floating Rate Notes

Aggregate Principal Amount Offered:	2028 Floating Rate Notes: $1,000,000,000 2029 Floating Rate Notes: $1,000,000,000

Price to Public (Issue Price):	2028 Floating Rate Notes: 100.000% of principal amount 2029 Floating Rate Notes: 100.000% of principal amount

Maturity Date:	2028 Floating Rate Notes: November 3, 2028
2029 Floating Rate Notes: November 3, 2029

Coupon (Interest Rate):	2028 Floating Rate Notes: the interest rate for any interest period will be Compounded SOFR (as defined under “Description of the Notes—Interest Rate on the Floating Rate Notes” in the preliminary prospectus supplement to which this pricing term sheet relates) on the applicable Interest Determination Date (as defined below), reset quarterly, on each floating rate interest payment date plus 35 basis points (0.350%) per annum
2029 Floating Rate Notes: the interest rate for any interest period will be Compounded SOFR on the applicable Interest Determination Date, reset quarterly, on each floating rate interest payment date plus 53 basis points (0.530)% per annum

Interest Payment Dates:

2028 Floating Rate Notes: Quarterly in arrears on February 3, May 3, August 3 and November 3 of each year, beginning on February 3, 2027

2029 Floating Rate Notes: Quarterly in arrears on February 3, May 3, August 3 and November 3 of each year, beginning on February 3, 2027

Interest Payment Record Dates:

2028 Floating Rate Notes: Each preceding January 18, April 18, July 18 and October 18 of the applicable floating rate interest payment date

2029 Floating Rate Notes: Each preceding January 18, April 18, July 18 and October 18 of the applicable floating rate interest payment date

Interest Determination Date:	Two U.S. Government Securities Business Days (as defined under “Description of the Notes—Interest Rate on the Floating Rate Notes” in the preliminary prospectus supplement to which this pricing term sheet relates) preceding each floating rate interest payment date (or in the final floating rate interest period, preceding the maturity date of the applicable series of Floating Rate Notes)

Interest Period:	The period from and including any floating rate interest payment date (or, with respect to the initial floating rate interest period only, from and including the Settlement Date) to but excluding the immediately succeeding floating rate interest payment date; provided that the final interest period will be the period from and including the floating rate interest payment date immediately preceding the maturity date of the applicable series of Floating Rate Notes to, but excluding, such maturity date

Observation Period:	In respect of each floating rate interest period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such floating rate interest period to but excluding the date two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date (as defined as defined under “Description of the Notes—Interest Rate on the Floating Rate Notes” in the preliminary prospectus supplement to which this pricing term sheet relates) for such floating rate interest period; provided, that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first floating rate interest payment date

Optional Redemption:	There are no optional redemption provisions applicable to the Floating Rate Notes

Gross Proceeds to Issuer (before underwriting discount):	2028 Floating Rate Notes: $1,000,000,000 2029 Floating Rate Notes: $1,000,000,000

Net Proceeds to Issuer (after underwriting discount, but before expenses):	2028 Floating Rate Notes: $999,200,000 2029 Floating Rate Notes: $999,000,000

CUSIP/ISIN:	2028 Floating Rate Notes: 594918 CX0 / US594918CX02 2029 Floating Rate Notes: 594918 CY8 / US594918CY84

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Fixed Rate Notes

Aggregate Principal Amount Offered:

2028 Notes: $2,000,000,000

2029 Notes: $3,250,000,000

2031 Notes: $3,250,000,000

2033 Notes: $2,500,000,000

2036 Notes: $4,000,000,000

2046 Notes: $2,000,000,000

2056 Notes: $4,000,000,000

2066 Notes: $2,000,000,000

Price to Public (Issue Price):

2028 Notes: 99.964% of principal amount

2029 Notes: 99.901% of principal amount

2031 Notes: 99.983% of principal amount

2033 Notes: 99.793% of principal amount

2036 Notes: 99.659 % of principal amount

2046 Notes: 99.624% of principal amount

2056 Notes: 99.919% of principal amount

2066 Notes: 99.914% of principal amount

Maturity Date:	2028 Notes: November 3, 2028 2029 Notes: November 3, 2029 2031 Notes: November 3, 2031 2033 Notes: November 3, 2033

2036 Notes: November 3, 2036
2046 Notes: November 3, 2046
2056 Notes: November 3, 2056
2066 Notes: November 3, 2066

Coupon (Interest Rate):	2028 Notes: 4.850% per annum 2029 Notes: 5.000% per annum
2031 Notes: 5.200% per annum
2033 Notes: 5.350% per annum
2036 Notes: 5.550% per annum
2046 Notes: 6.150% per annum
2056 Notes: 6.250% per annum
2066 Notes: 6.350% per annum

Benchmark Treasury:	2028 Notes: UST 4.75% due September 30, 2028
2029 Notes: UST 4.875% due October 15, 2029
2031 Notes: UST 5.000% due September 30, 2031
2033 Notes: UST 5.000% due September 30, 2033
2036 Notes: UST 4.625% due August 15, 2036
2046 Notes: UST 5.125% due August 15, 2046
2056 Notes: UST 5.000% due May 15, 2056
2066 Notes: UST 5.000% due May 15, 2056

Spread to Benchmark Treasury:	2028 Notes: 0.250% (+25 basis points)
2029 Notes: 0.350% (+35 basis points)
2031 Notes: 0.450% (+45 basis points)
2033 Notes: 0.550% (+55 basis points)
2036 Notes: 0.650% (+65 basis points)
2046 Notes: 0.850% (+85 basis points)
2056 Notes: 0.950% (+95 basis points)
2066 Notes: 1.050% (+105 basis points)

Benchmark Treasury Price and Yield:	2028 Notes: 100-7+ / 4.619%
2029 Notes: 100-16+ / 4.686%
2031 Notes: 101-2 / 4.754%
2033 Notes: 100-30+ / 4.836%
2036 Notes: 97-17 / 4.945%
2046 Notes: 97-15 / 5.333%
2056 Notes: 95-14+ / 5.306%
2066 Notes: 95-14+ / 5.306%

Yield to Maturity:	2028 Notes: 4.869%
2029 Notes: 5.036%
2031 Notes: 5.204%
2033 Notes: 5.386%
2036 Notes: 5.595%
2046 Notes: 6.183%
2056 Notes: 6.256%
2066 Notes: 6.356%

Interest Payment Dates:	Semi-annually in arrears on May 3 and November 3 of each year, beginning on May 3, 2027

Interest Payment Record Dates:	On April 18 and October 18 of each year

Optional Redemption:	Prior to the maturity date, in the case of the 2028 Notes, and the Applicable Par Call Date (as set forth below), in the case of the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2046 Notes, the 2056 Notes and the 2066 Notes, the Issuer may redeem any series of notes, at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price as calculated by the Issuer (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if such series of notes matured on the Applicable Par Call Date (and in the case of the 2028 Notes, the maturity date set forth above), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined under “Description of the Notes—Optional Redemption of the Fixed Rate Notes” in the preliminary prospectus supplement to which this pricing term sheet relates) plus: 5 basis points (in the case of the 2028 Notes), 10 basis points (in the case of the 2029 Notes), 10 basis points (in the case of the 2031 Notes), 10 basis points (in the case of the 2033 Notes), 10 basis points (in the case of the 2036 Notes), 15 basis points (in the case of the 2046 Notes), 15 basis points (in the case of the 2056 Notes) and 20 basis points (in the case of the 2066 Notes) less (b) interest accrued to the date of redemption; and

(2) 100% of the principal amount of the Fixed Rate Notes being redeemed;

plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption.

In addition, on or after the Applicable Par Call Date, the Issuer may redeem the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2046 Notes, the 2056 Notes and the 2066 Notes, in whole or in part, at any time and from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of such series of notes plus accrued and unpaid interest thereon to the redemption date.

Applicable Par Call Date:	2028 Notes: N/A 2029 Notes: October 3, 2029 2031 Notes: October 3, 2031 2033 Notes: September 3, 2033 2036 Notes: August 3, 2036 2046 Notes: May 3, 2046 2056 Notes: May 3, 2056 2066 Notes: May 3, 2066

Gross Proceeds to Issuer (before underwriting discount):

2028 Notes: $1,999,280,000

2029 Notes: $3,246,782,500

2031 Notes: $3,249,447,500

2033 Notes: $2,494,825,000

2036 Notes: $3,986,360,000

2046 Notes: $1,992,480,000

2056 Notes: $3,996,760,000

2066 Notes: $1,998,280,000

Net Proceeds to Issuer (after underwriting discount, but before expenses):	2028 Notes: $1,997,680,000 2029 Notes: $3,243,532,500 2031 Notes: $3,245,547,500

2033 Notes: $2,491,075,000
2036 Notes: $3,978,360,000
2046 Notes: $1,986,480,000
2056 Notes: $3,980,760,000
2066 Notes: $1,990,280,000

CUSIP/ISIN:	2028 Notes: 594918 CZ5 / US594918CZ59 2029 Notes: 594918 DA9 / US594918DA99
2031 Notes: 594918 DB7 / US594918DB72
2033 Notes: 594918 DC5 / US594918DC55
2036 Notes: 594918 DD3 / US594918DD39
2046 Notes: 594918 DE1 / US594918DE12
2056 Notes: 594918 DF8 / US594918DF86
2066 Notes: 594918 DG6 / US594918DG69

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect to deliver the Notes against payment for the Notes on or about November 4, 2026, which will be the fourth business day following the date of the pricing of the Notes (“T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533; by calling UBS Securities LLC toll-free at (833) 481-0269; by calling Wells Fargo Securities, LLC at 1-800-645-3751; or by contacting any of the other underwriters of the offering.

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